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                                                           EXHIBIT 4.(a)(xxviii)


                               FACTORING AGREEMENT

         THIS FACTORING AGREEMENT made as of the 21 day of May, 2002 by and between PLATINUM FUNDING CORP., as servicing agent, a New Jersey corporation, having an office at Two University Plaza, Hackensack, New Jersey 07601 ("Platinum") and MADGE NETWORKS, INC., a California Corporation, having a place of business at One State Street Plaza, 12th Floor, New York, New York 10004 ("Seller").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Seller has requested that Platinum purchase from Seller, from time to time, all of Seller's right, title and interest in and to certain accounts receivable due to Seller from its customers; and

         WHEREAS, Platinum has agreed to purchase certain of such accounts receivable from Seller, from time to time, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in order to induce Platinum to purchase such accounts receivable, and for Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties hereto agree as follows:

         1. Sale and Purchase of Accounts Receivable. Seller will tender to Platinum certain of Seller's invoices to be rendered to Seller's customers ("Account Debtors") with respect to goods sold and delivered to, or services performed for, such Account Debtors by Seller (individually, an "Account Receivable" and collectively, the "Accounts Receivable"). Such invoices shall be delivered by Platinum to the respective Account Debtors, in accordance with the standard billing procedures of Platinum, together with or after notice from Seller and/or Platinum to such Account Debtors of the irrevocable assignment to Platinum of payment thereunder. Platinum will conduct such examination and verification of the invoices so tendered, and such credit investigation of such Account Debtors, as Platinum considers necessary or desirable, and will notify Seller as to which of the individual Accounts Receivable so tendered, if any, Platinum elects to purchase. Platinum shall at all times have the absolute right in its sole discretion to reject any or all of the Accounts Receivable, whether or not Platinum has previously purchased Accounts Receivable from Seller or previously purchased Accounts Receivable of any particular Account Debtor.

         2. Account Agreements. Those Accounts Receivable which Platinum elects to purchase from Seller shall be purchased upon the terms and subject to the conditions of separate Purchase and Sale Agreements, between Seller and Platinum, the form of which has heretofore been provided to Seller (the "Account Agreements"). Platinum shall advance against the Purchase Price (as defined in the Account Agreements) for the Accounts Receivable Platinum elects to purchase pursuant to the provisions hereof, seventy (70%) percent of the face amount of such Accounts Receivable purchased. Platinum shall pay the balance of the Purchase Price, as calculated pursuant to the applicable Account Agreement, pursuant to the further provisions of this Section 2. For the purposes hereof, the term "Schedule Closure Date" shall mean, with respect to each of

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the schedules or batches of Accounts Receivable purchased pursuant to each
Account Agreement (a "Schedule"), the date with respect to each Schedule on which the applicable Account Debtors have either paid all such Accounts Receivable in the Schedule or, a Chargeback (as defined in the Account Agreements) has been taken thereagainst; provided, however, that Seller may, at its election, repurchase any such Accounts Receivable from Platinum, for a price equal to the face amount of such Account Receivable, in which event such Account Receivable shall be deemed duly paid for the purposes of determining the Schedule Closure Date. Notwithstanding anything to the contrary herein contained, the Accounts Receivable purchased by Platinum may be aggregated and administered as a single Account Receivable, or as several discreet Accounts Receivable, in the discretion of Platinum (each, an "Aggregate Receivable" or Schedule as previously defined). Periodically, from and after each Schedule Closure Date, the balance of the Purchase Price, if any, payable in respect of the Accounts Receivable purchased pursuant to each Account Agreement (the "Purchase Price Balance") shall be aggregated with the Purchase Price Balance, if any, from all other Schedules in respect of which there has occurred other Schedule closures (the "Aggregate Purchase Price Balance"), and Platinum shall credit to Seller's reserve account, the positive amount, if any, of such Aggregate Purchase Price Balance. Chargebacks from all Account Agreements shall be debited against the Seller's reserve account and the net credit balance shall be rebated to the Seller in accordance with Platinum's standard rebate practices. Capitalized terms not herein defined shall have the respective meanings attributed thereto in the Account Agreement. In the event of any conflict between the provisions of an Account Agreement and this Factoring Agreement, the provisions of this Factoring Agreement shall govern and control. Notwithstanding the first sentence of this Section 2, if either Seller or Platinum shall fail to execute an Account Agreement with respect to a particular Account Receivable tendered by Seller to Platinum, and Platinum shall nevertheless pay an Advance Amount to Seller for such Account Receivable, Platinum shall be presumed conclusively to have purchased, and Seller shall be presumed conclusively to have sold, such Account Receivable pursuant to an Account Agreement, and such Account Receivable shall be governed by the terms and conditions (including, without limitation, Seller's representations, warranties and covenants to Platinum contained therein) set forth in the Account Agreement in the form heretofore provided to Seller.

         3. Conditions Precedent. Platinum shall not purchase any Accounts Receivable pursuant to an Account Agreement unless and until each of the following conditions shall have been satisfied:

             (a) Platinum and Seller shall have entered into a Security Agreement in the form heretofore provided to Seller (the "Security Agreement"), to secure Seller's performance of the representations, warranties and covenants set forth in the Account Agreements on Seller's part to be performed (the "Representations") (but not the payment of the Accounts Receivable purchased thereby);

             (b) Madge Networks N.V. shall have executed and delivered to Platinum a Performance Guaranty in the form heretofore provided to Seller (the "Performance Guaranty"), with respect to Seller's performance of the Representations on Seller's part to be performed (but not the payment of the Accounts Receivable purchased thereby);


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             (c)  Seller shall have authorized Platinum to file Uniform
Commercial Code financing statements for filing with the appropriate filing officer or officers in each jurisdiction where, in the reasonable opinion of Platinum, such filing is necessary or desirable to perfect the security interests granted pursuant to the Security Agreement and to provide notice of the factoring arrangement; and

             (d) Seller shall have executed and delivered to Platinum an Account Agreement in the form heretofore provided to Seller, together with the schedule of proposed Accounts Receivable attached thereto as Schedule A, which Schedule A shall be duly executed and dated by Seller.

         4. Cross-Collateralization. If a Default (as defined in the Security Agreement) shall have occurred, Platinum shall have the right, which may be exercised in its sole and absolute discretion at any time and from time to time during the continuance of such Default, to apply all amounts collected with respect to Accounts Receivable, as follows, before any payment from such collections shall be made to Seller: (i) first, against the unreimbursed balance of the Advance Amounts made by Platinum to Seller with respect to Accounts Receivable purchased from Seller under one or more Account Agreements; (ii) next, to the payment of all fees and expense reimbursements (as described in the Account Agreements) accrued with respect to Accounts Receivable purchased by Platinum from Seller, whether or not such fees have become due and payable pursuant to the terms of the Account Agreements; and (iii) the balance, if any, to the payment of any and all other liabilities and obligations of Seller to Platinum pursuant to this Factoring Agreement, the Security Agreement, the Account Agreements and any other agreement entered into between Platinum and Seller concurrently or in connection herewith.

         5. Collection of Accounts Receivable. Seller will instruct all of the Account Debtors obligated with respect to Accounts Receivable purchased by Platinum to mail or deliver payments on such Account Receivable directly to Platinum at its address herein above set forth or at such other address as Platinum may specify in a written notice to Seller. Such instructions shall not be rescinded or modified without Platinum's prior written consent. If, despite such instructions, Seller shall receive any collections or other proceeds of the Accounts Receivable purchased by Platinum, Seller shall immediately deliver such payments, in the exact form received, to Platinum. Failure to deliver such payments to Platinum as provided herein shall be deemed a default under the Factoring Agreement. All payments received by Platinum shall be applied as provided in Sections 4 and 5 above. Platinum shall have no liability to Seller for any mistake in the application of any payment received with respect to any Account Receivable, provided Platinum shall have acted in good faith and without gross negligence in respect thereof.

         6. Payment of Expenses and Taxes. Seller will (a) pay or reimburse Platinum for all of Platinum's out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Factoring Agreement, the Security Agreement, any of the Account Agreements and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to Platinum; (b) pay or reimburse Platinum for all its costs


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and expenses incurred in connection with the enforcement or preservation of any rights under this Factoring Agreement, the Security Agreement, the Account Agreements and such other documents, and the verification of the Accounts Receivable and the creditworthiness of the Account Debtors, including, without limitation, fees and disbursements of counsel to Platinum; (c) pay, indemnify, and hold harmless from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Factoring Agreement, the Security Agreement, the Account Agreements and any such other documents; and (d) pay, indemnify, and hold Platinum harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Factoring Agreement, the Security Agreement, the Account Agreements and such other documents (all of the foregoing being hereinafter collectively referred to as the "indemnified liabilities"); provided, however, that Seller shall have no obligation hereunder to Platinum with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of Platinum, (ii) salaries and other amounts payable by Platinum to its employees in the ordinary course of business or (iii) expenses incurred by Platinum (other than those specifically enumerated in clauses (a), (b) and (c) above) in the ordinary course of business in connection with the performance of its obligations hereunder. In recognition of Platinum's right to have its attorneys' fees and other expenses incurred in connection with this Factoring Agreement secured by the collateral pledged by Seller pursuant to the Security Agreement, notwithstanding payment in full of all obligations by Seller, Platinum shall not be required to record any terminations or satisfactions of any of Platinum's liens on the collateral unless and until Seller has executed and delivered to Platinum, a general release in a form reasonably satisfactory to Platinum. Seller understands that this provision constitutes a waiver of its rights under section 9-513 of the Uniform Commercial Code. The agreements in this Section 6 shall survive the termination of this Factoring Agreement.

         7. Amendments. Any provisions hereof may be modified or amended only by a written instrument expressly referred hereto duly executed on behalf of Platinum and Seller by their respective duly authorized representatives.

         8. Termination. This Factoring Agreement shall begin on the date hereof and, unless sooner terminated as herein provided, terminate at 11:59 p.m. on the day immediately preceding the second year anniversary of the date hereof (the "Scheduled Term"), except that the Representations, and the remedies of Platinum for a breach of such Representations, shall survive the termination of this Factoring Agreement. Such termination shall not affect the rights of Platinum in enforcing its remedies against Seller or any collateral upon any default by Seller hereunder or upon a Default under the Security Agreement. This Factoring Agreement shall be deemed renewed from year to year (the "Rescheduled Term") unless Seller shall deliver written notice of cancellation to Platinum at least 60 days but not more than 90 days prior to the expiration date then in effect hereunder.


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         9.  Fee. The fee to be earned by Platinum for the purchase of Accounts
Receivable from Seller, as set forth in the Fee and Reimbursements Schedule attached to the Account Agreements (the "Fee"), has been established after negotiation between the parties based upon the delivery by Seller of not less than $300,000.00 per month of approved Accounts Receivable (the "Monthly Base Sales Amount") to Platinum during each 30 day period (a "Term Month") of the Scheduled Term or Rescheduled Term, as applicable. Seller expressly acknowledges that Platinum has agreed thereto in reliance upon Seller's agreement during each Term Month to deliver at least the Monthly Base Sales Amount and that Platinum requires an increased Fee in the event a lesser volume of approved Accounts Receivable is agreed upon in any Term Month. Consequently, if the aggregate amount of approved Accounts Receivable delivered by Seller to Platinum during any Term Month, whether by reason of Seller's premature termination, reduced level of sales, or otherwise, shall be less than the Monthly Base Sales Amount, then Seller shall pay to Platinum an adjustment fee on account of such Term Month equal to (a) the product of (i) the actual aggregate fees earned by Platinum from the purchase of Accounts Receivable from Seller for the applicable Term Month (or then expired portion thereof) (the "Partial Fee") and (ii) a fraction, the numerator of which is the Monthly Base Sales Amount and the denominator of which is the actual aggregate amount of Accounts Receivable theretofore delivered by Seller in such Term Month, less (b) the Partial Fee, provided, however if, in any Term Month, Seller shall deliver no Accounts Receivable to Platinum, then Seller shall pay to Platinum in respect of such Term Month an adjustment fee equal to the product of (c) the Monthly Base Sales Amount and (d) a fraction, the numerator of which is the aggregate Fees theretofore earned by Platinum pursuant to this Factoring Agreement and the denominator of which is the actual aggregate amount of Accounts Receivable theretofore purchased by Platinum pursuant to this Factoring Agreement (the "No Delivery Fee"). Notwithstanding anything to the contrary herein contained, this Factoring Agreement may be terminated by Platinum, in Platinum's sole discretion on three (3) days written notice to Seller if, for a period of forty five (45) days, Seller shall deliver no Accounts Receivable to Platinum for purchase as herein provided (a "No Delivery Termination"). Upon any such No Delivery Termination, Seller shall pay to Platinum the No Delivery Fee calculated as above-provided, for each and every unexpired Term Month remaining in the Scheduled Term or Rescheduled Term, as applicable.

         10. Notices. All notices and other communications hereunder shall be deemed to have been sufficiently given when mailed, postage prepaid, by certified or registered mail, sent by courier or telefaxed, return receipt requested, or confirmation of receipt requested in the case of a telefax, and the sender shall have received such return receipt or confirmation, addressed to the party intended to receive the same at the address herein above set forth. Each of the parties hereto shall have the right to rely on as an original any notice given hereunder by telefax as aforesaid.

         11. Successors, Governing Law, Consent to Jurisdiction, Waiver of Service. This Factoring Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, except that this Factoring Agreement may not be assigned by Seller without the prior written consent of Platinum. This Factoring Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively within such state. The


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parties hereto mutually agree that any legal action relating to or arising from the Factoring Agreement, the Security Agreement, the Account Agreements or the Performance Guaranty (or Guaranties), if any, or relating in any way to the factoring relationship between Platinum and the Seller and Guarantor(s), shall be maintained only in (a) the Superior Court of the State of New Jersey, County of Bergen, (b) the federal courts in and for the District of New Jersey, Newark vicinage, (c) the Supreme Court of the State of New York, County of New York, or
(d) the federal courts in and for the Southern District of New York (the "Courts of Jurisdiction"), and the parties hereto expressly consent and agree, and waive any objection, to the jurisdiction of the Courts of Jurisdiction over any such legal action, and over the parties hereto, and to the laying of venue in any of the Courts of Jurisdiction. The parties expressly agree that no legal action may be maintained between or among the parties hereto other than in the Courts of Jurisdiction, however, nothing in this paragraph shall be construed to limit the rights of the parties to domesticate, or otherwise pursue, any judgment obtained in the Courts of Jurisdiction in any other court, state, territory or nation. Furthermore, the parties hereto expressly agree to waive all otherwise applicable statutes, rules, or other requirements relating to the service of legal process, including, but not limited to, the service of a summons and/or complaint, and hereby agree to accept service of process in any such legal action pursuant solely to the notice provisions contained herein. Any such service of legal process made pursuant to the notice provisions hereof shall be deemed to be good and valid service, without regard for any contrary or inconsistent statute, rule or provision.

         12. Bankruptcy. The parties expressly agree that in the event Seller voluntarily files for protection pursuant to any provision of the United States Bankruptcy Code or, in the event an involuntary petition in bankruptcy is filed against the Seller, (a) this Factoring Agreement shall automatically terminate upon such filing, and (b) Seller's obligations under this Factoring Agreement, the Security Agreement, the Account Agreements and the Performance Guaranties, if any, shall be automatically accelerated and all sums due under any provision of the aforementioned documents shall be immediately due and payable. Following either of the aforementioned bankruptcy filings, Platinum may elect to offer financing to the debtor-in-possession, but nothing in this paragraph shall obligate Platinum to offer or provide such financing.

         13. Merger. It is understood and agreed that all understandings and agreements heretofore had between the parties, if any, with respect to the subject matter hereof are merged into this Factoring Agreement which alone fully and completely expresses their agreement.

         14. Audit. Platinum shall be entitled in its sole discretion, upon at least two (2) business days notice to Seller, to conduct or cause to be conducted an audit of Seller's books and records and Seller hereby agrees to make available all invoices, bills, bank books and account statements, cancelled checks, accounts receivable and payable ledgers, tax returns and like financial information, and otherwise fully to cooperate with Platinum or its designated representative, in connection therewith. Seller shall pay upon demand as set forth in the Account Agreement(s) the cost of not more than two (2) of such audits performed in any twelve (12) month period; provided, however, that if there shall occur a


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Default and this Agreement shall not be terminated by Platinum, Seller shall thereafter pay the cost of any and all such audits conducted or caused to be conducted by Platinum.

         15. Jury Trial Waiver. The Parties hereto do hereby waive any and all right to a trial by jury in any action or proceeding arising out of this Factoring Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Factoring Agreement as of the day and year first above written.


                                        PLATINUM FUNDING CORP.,
                                        as servicing agent.


                                        By: /s/ M D WEINBURG
                                            ------------------------------------
                                            Name:  Mark D. Weinberg
                                            Title: President


                                        MADGE NETWORKS, INC.


                                        By: /s/ M MALINA
                                            ------------------------------------
                                            Name:  Martin Malina
                                            Title: President






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